Exhibit 99.1

PMV Pharmaceuticals Reports Full Year 2022 Financial Results and Corporate Highlights

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Continued progress in ongoing Phase 1/2 PYNNACLE study of PC14586, a first-in-class precision oncology investigational therapy in patients with advanced solid tumors with a p53 Y220C mutation; PMV expects to provide next clinical update in 2H 2023
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Enrolled first patient in combination arm of the PYNNACLE study with PC14586 and KEYTRUDA® (pembrolizumab)
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Cash, cash equivalents, and marketable securities of $243.5 million as of December 31, 2022

PRINCETON, N.J., March 1, 2023 - PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today reported financial results for the full year ended December 31, 2022, and provided a corporate update.

“Our team successfully delivered on key clinical development milestones in 2022, highlighted by the preliminary monotherapy data from the ongoing PYNNACLE study, and the initiation of a separate combination arm of PC14586 with KEYTRUDA,” said David Mack, Ph.D., President and Chief Executive Officer. “The initial PC14586 data have demonstrated clinical proof of concept for PC14586 as a monotherapy to selectively reactivate p53 across multiple tumor types. In alignment with FDA draft guidance on Project Optimus, we continue to enroll additional patients in the PYNNACLE study and intend to provide a comprehensive clinical and regulatory update, including our recommended Phase 2 dose, in the second half of 2023.”

Full Year 2022 and Recent Corporate Highlights:

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Preliminary results from the ongoing Phase 1/2 PYNNACLE study of PC14586 in patients with advanced solid tumors harboring a p53 Y220C mutation were featured in an oral presentation at the American Society of Clinical Oncology (ASCO) 2022 Annual Meeting. Patient enrollment in PYNNACLE continues on track.
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Enrolled the first patient in a combination arm of the PYNNACLE study evaluating PC14586 in combination with KEYTRUDA® (pembrolizumab) in patients with advanced solid tumors harboring a p53 Y220C mutation. PMV and Merck entered into a collaboration in 2022 under the terms of which Merck will supply KEYTRUDA for this study.
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Appointed Kirsten Flowers and Carol Gallagher, Pharm.D. to the Board of Directors. Ms. Flowers and Dr. Gallagher each bring decades of experience in drug development and commercialization.
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Promotion of Michael Carulli to Senior Vice President, Finance. Mr. Carulli joined PMV in 2020 and has made significant contributions in building the finance function as the company transitioned to becoming a publicly traded company.
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Primary focus on the clinical development of PC14586 and the pipeline program R282W.

The WIP-1 and R273H programs have been put on hold which we expect will extend the company’s projected cash runway to 1H 2025.

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Global headquarters moved to Princeton, NJ.

Fiscal Year 2022 Financial Results

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As of December 31, 2022, PMV Pharma had $243.5 million in cash, cash equivalents, and marketable securities, compared to $314.1 million at December 31, 2021. Net cash used in operations was $63.8 million for the year ended December 31, 2022, compared to $46.6 million for the year ended December 31, 2021.

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Net loss for the year ended December 31, 2022, was $73.3 million compared to $57.8 million for the year ended December 31, 2021.
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Research and development (R&D) expenses were $52.0 million for the year ended December 31, 2022, compared to $36.5 million for the year ended December 31, 2021. The increase in R&D expenses was primarily related to increased headcount and clinical expenses for advancing PC14586, the Company’s lead drug candidate.
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General and administrative (G&A) expenses were $25.1 million for the year ended December 31, 2022, compared to $21.8 million for the year ended December 31, 2021. The increase in G&A expenses was primarily due to expanding the infrastructure necessary for operating as a public company.

KEYTRUDA® (pembrolizumab) is a registered trademark of Merck Sharp & Dohme LLC., a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor-suppressing function. The U.S. Food and Drug Administration granted Fast Track designation to PC14586 for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation. For more information about the Phase 1/2 PYNNACLE trial (PMV-586-101), refer to www.clinicaltrials.gov (NCT study identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding progress and timing for its Phase 1 update for the PYNNACLE study and its Phase 1/2 combination trial of PC14586 and KEYTRUDA, as well as expectations regarding the success of its current clinical trial for PC14586 and any future commercialization plans for the product candidate, and its guidance on its expected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current

COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Balance Sheets

(in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$108,297	$172,467
Restricted cash	822	822
Marketable securities, current	132,757	124,696
Prepaid expenses and other current assets	5,130	3,301
Total current assets	247,006	301,286
Property and equipment, net	10,955	3,090
Marketable securities, noncurrent	2,495	16,911
Right-of-use assets	9,539	10,060
Other assets	313	221
Total assets	$270,308	$331,568
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,996	$3,189
Accrued expenses	7,308	8,627
Operating lease liabilities, current	528	403
Total current liabilities	10,832	12,219
Operating lease liabilities, noncurrent	13,448	10,790
Total liabilities	24,280	23,009
Stockholders’ equity:
Additional paid-in capital	487,516	476,363
Accumulated deficit	(241,043)	(167,726)
Accumulated other comprehensive loss	(445)	(78)
Total stockholders' equity	246,028	308,559
Total liabilities and stockholders’ equity	$270,308	$331,568

PMV Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended
	December 31, 2022	December 31, 2021
Operating expenses:
Research and development	$51,988	$36,493
General and administrative	25,052	21,800
Total operating expenses	77,040	58,293
Loss from operations	(77,040)	(58,293)
Other income (expense):
Interest income, net	3,627	449
Other income (expense), net	87	21
Total other income (expense)	3,714	470
Loss before (benefit) provision for income taxes	(73,326)	(57,823)
(Benefit) provision for income taxes	(9)	23
Net loss	(73,317)	(57,846)
Unrealized (loss) gain on available for sale investments, net of tax	(367)	(78)
Comprehensive loss	$(73,684)	$(57,924)
Net loss per share -- basic and diluted	$(1.61)	$(1.28)
Weighted-average common shares outstanding	45,594,824	45,137,656

Contacts

Investor Contact:

Winston Kung

PMV Pharmaceuticals, Inc.

investors@pmvpharma.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com